Exhibit 10(c)

BEMIS SUPPLEMENTAL RETIREMENT PLAN

(As Amended And Restated Effective January 1, 2014)

Section 1.    Purpose of Plan. The Bemis Supplemental Retirement Plan (the “Plan”) has been established for the following purposes:

(a)
To provide the additional benefits which would have been provided under the regular benefit formula in Sec. 4.5(a) and (b) of the Bemis Retirement Plan (the “Retirement Plan”) but for the limitations imposed by Code §415 and/or Retirement Plan Sec. 8.12 or any successor to either of said sections. By providing such benefits, the Plan is an “excess benefit plan” under §3 (36) of ERISA.

(b)
To provide benefits which would have been payable under the Retirement Plan but for the annual limit on covered compensation imposed by Code §401 (a) (17). Said limit is $245,000 for 2009 and is subject to a cost of living adjustment for future years. By providing such benefits, the Plan provides deferred compensation for a select group of management or highly compensated employees and therefore is exempt from most requirements of ERISA.

The Plan is intended to comply with the requirements of Code §409A.

Section 2.    Transition Rules. The Plan as set forth herein applies to Participants whose benefits commence after December 31, 2013.

Benefits commencing prior to 2014 were paid under the Plan as previously in effect.

Section 3.    Definitions. Unless otherwise specified herein, capitalized terms used herein shall have the meanings specified in the Retirement Plan as amended from time to time. Terms defined in this Plan include:

(a)	The “Actuarial Equivalent” factors used in the Plan are as follows:

(1)
The interest rate used will be the annual interest rate on 30-year Treasury securities as specified by the Commissioner of Internal Revenue for October immediately preceding whichever of the following Plan Years is applicable:

(A)	For calculation of monthly amounts payable under alternative forms of annuity, the Plan Year which contains the commencement date specified in Section 5(b).

(B)
For purposes of determining elective lump sum payments to Participants under Section 6 (a) or 120-month installment payments under Section 6(b), the Plan Year which contains the commencement date specified in Section 5(b).

(C)
For purposes of determining elective lump sum death benefits payable under Section 6(d), the Plan Year which contains the first day of the month after the month in which the Participant’s death occurs.

(D)
For purposes of determining and paying mandatory lump sum cash-outs to participants under Section 8(a), the Plan Year which contains the seventh month after the month in which the Participant’s Separation from Service occurs.

(E)	For purposes of determining and paying mandatory lump sum cash- outs of death benefits with respect to deceased participants under Section 8(b), the Plan Year in which the Participant’s death occurs.

(F)	For purposes of applying Section 8(d) (mandatory cashouts of certain benefits where Separation from Service or death occurred prior to 2008), the 2008 Plan Year (i.e. use October 2007 rate).

(2)	The mortality table used for all such calculations is the “applicable mortality table” referred to in Income Tax Reg. 1.417(e)-1(d)(2), or any successor to said regulation.

(b)
“Beneficiary” means the person or persons a Participant designates as such on his or her Beneficiary designation form. The Company may prescribe a combined Beneficiary designation form for use under this Plan and other plans providing non-qualified deferred compensation. The Participant may alter or revoke such designation without the consent of the Beneficiary. If there is not on file with the Company an effective designation of Beneficiary by a deceased Participant, the Beneficiary shall be the person or persons surviving the Participant in the first of the following classes in which there is a survivor, share and share alike:

(1)    The Participant’s spouse.

(2)
The Participant’s children, except that if any of the Participant’s children predecease the Participant but leave issue surviving the Participant, such issue shall take by right of representation the share their parent would have taken if living.

(3)	The Participant’s personal representative (executor or administrator).

Determination of the identity of the Beneficiary in each case shall be made by the Company. If a Beneficiary survives the Participant, but dies before payment of all amounts to which the Beneficiary is entitled, any remaining payments will be made to the Beneficiary’s estate.

(c)	“Board” means the board of directors of the Company.

(d)
“Change in Control” means any event which qualifies as a change in the ownership or effective control or a change in the ownership of a substantial portion of the assets of the Company or another member of the Control Group pursuant to Code §409A and any applicable regulations interpreting said section.

(e)	“Code” means the Internal Revenue Code of 1986, as from time to time amended.

(f)	“Committee” means the Bemis Employee Benefits Committee.

(g)	“Company” means Bemis Company, Inc., a Missouri corporation.

(h)	“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

(i)	“Participant” means an individual who qualifies as such pursuant to Section 4.

(j)	“Participating Employer” means each corporation which is a Participating Employer under the Retirement Plan.

(k)	“Plan” means the Bemis Supplemental Retirement Plan as amended from time to time.

(l)	“Plan Year” means the 12 month period ending each December 31.

(m)    “Retirement Plan” means the Bemis Retirement Plan as amended from time to     time.

(n)	“Senior SERP” means the Bemis Supplemental Retirement Plan for Senior Officers as amended from time to time.

(o)	“Separation from Service” is defined in Code §409A(a)(2)(A)(i) and applicable guidance thereunder, which generally provides that:

(1)
a Participant will be deemed to have a Separation from Service only if the Participant ceases to perform any services for the Company and other members of the Control Group, or the Participant continues to provide only “insignificant” services;

(2)	service is “insignificant” if it is performed at a rate that is no more than 20% of the average level of services provided by the Participant for the preceding three full calendar years;

(3)
a bona fide leave of absence will not be considered a Separation of Service for the first six months of such leave or until the Participant no longer has a right to reemployment by statute or contract, whichever is longer; and

(4)	transfer to an employer in which the Company or another member of the Control Group has at least 50% ownership interest is not a Separation from Service.

(p)	“Supplemental BIPSP” means the Bemis Supplemental BIPSP as amended from time to time.

(q)	“Supplemental Pension”, “Target Benefit”, and “Actual Benefit” are defined in Section 5.

Section 4.    Eligibility to Receive a Benefit. If a person’s Separation from Service occurs under circumstances that a benefit is payable under the Retirement Plan to such individual to his or her surviving spouse, contingent annuitant, or Beneficiary, a benefit shall also be payable under this Plan if the benefit under the Retirement Plan is limited for one or more of the reasons listed in Section 1. Each employee or former employee eligible to receive a benefit under the Plan is a “Participant” in this Plan.

Section 5.    Amount Payable. The benefit payable with respect to a Participant shall be determined and paid as follows:

(a)	The “Supplemental Pension” payable to a Participant under this Plan is a monthly amount equal to the amount, if any, by which the “Target Benefit” in (1) exceeds the “Actual Benefit” in (2):

(1)
The “Target Benefit” is the monthly amount which would have been payable to the Participant or to his or her surviving spouse, contingent annuitant, or beneficiary under the Retirement Plan for that month if the limits referred to in Section 1 were not applicable. The Target Benefit shall be calculated as follows:

(A)
If the Participant is a Group A Participant under the Retirement Plan, the Target Benefit is the Accrued Monthly Pension he or she would have had under Sec. 4.5(a) of the Retirement Plan if the limits referred to in Section 1 of this Plan were not applicable, adjusted as provided in (D) and (E).

(B)
If the Participant is a Group B Participant under the Retirement Plan, the Target Benefit is the Accrued Monthly Pension he or she would have had under Sec. 4.5(b) of the Retirement Plan if the limits referred to in Section 1 of this Plan were not applicable, adjusted as provided in (D) and (E).

(C)	For purposes of determining the Target Benefit, the special benefit formula in Sec. 4.5(d) of the Retirement Plan shall be disregarded.

(D)
If the commencement date specified in (b) of this section is prior to the Participant’s Normal Retirement Date, the Target Benefit will be reduced by the factor which would apply under Sec. 6.2, 6.3, 6.4 or 6.11(b) of the Retirement Plan, whichever is applicable, if the Participant’s Retirement Plan benefit began on the same date.

(E)
If the Participant’s benefit under this Plan is paid in a form other than life only, the monthly amount of the Target Benefit shall be adjusted so that it is the Actuarial Equivalent of a life only pension, using the factors specified in Section 3(a) of this Plan. The Target Benefit for months after the Participant’s death will be determined in accordance with the applicable form of payment.

(2)	The “Actual Benefit” is the monthly amount actually payable to the Participant under the Retirement Plan, calculated as follows:

(A)
The Actual Benefit will be the Accrued Monthly Pension calculated under Retirement Plan Sec. 4.5(a) (if the Participant is a Group A Participant) or Sec. 4.5(b) (if the Participant is a Group B Participant) but in either case will not be less than the amount payable under Sec. 4.5(d) if applicable. Said amount shall be adjusted as provided in (B), (C), and (D).

(B)	The Actual Benefit is the amount actually payable after application of the limits referred to in Section 1.

(C)
If the commencement date specified in (b) of this section is prior to the Participant’s Normal Retirement Date, the Actual Benefit will be reduced by the factor which would apply under Sec. 6.2, 6.3, 6.4, or 6.11(b) of the Retirement Plan, whichever is applicable, if the Participant’s Retirement Plan benefit began on the same date.

(D)
If the Participant’s benefit under this Plan is paid in a form other than life only, the Actual Benefit shall be adjusted to reflect the appropriate factor from Sec. 4.10(a) of the Retirement Plan for that form of payment. The Actual Benefit for months after the Participant’s death will be determined in accordance with the applicable form of payment.

(b)	A Participant’s Supplemental Pension under this Plan will begin as of whichever of the following dates is later:

(1)	The first day of the month after the Participant’s Separation from Service.

(2)	The first day of the month after the date the Participant attains age 55.

(c)
If the commencement date in (b) is earlier than the first day of the seventh month after the month in which the Participant’s Separation from Service occurred, payments due under this Plan for months prior to said seventh month will be withheld by the Company and paid in a lump sum during said seventh month.

(d)	If the benefit under the Retirement Plan begins as of a date on or before the date specified in (b), the benefit under this Plan with be paid in the same annuity form as under the Retirement Plan.

(e)	If the Participant chooses not to receive his benefit under the Retirement Plan until after the date determined in (b):

(1)
His benefit under this Plan will be paid in the form elected by the Participant and will commence as of the date specified in (b). For this purpose, a Participant may elect any form of payment permitted by Section 7.4 or 7.5 of the Retirement Plan (i.e. joint and 50%, 75%, or 100% annuity or life and 10 years certain annuity).

(2)	Any such election by a Participant must be made before any annuity payment has been made under this Plan. If no election is made, the Participant’s benefit will be paid in the form of a life annuity.

(3)
The amount in (a)(2) will be the amount which could have been paid by the Retirement Plan in the same form as the benefit under this Plan commencing as of the date specified in (b). This amount will be calculated using the reduction factors in Retirement Plan Sec. 6.2, 6.3, 6.4, or 6.11(b), whichever is applicable, and the optional settlement factors in Retirement Plan Sec. 4.10(a).

(f)
If the Participant’s death occurs prior to the date his monthly pension begins under the Retirement Plan, and a Qualified Preretirement Survivor Annuity is payable under the Retirement Plan to his or her surviving spouse, the monthly amount of the Supplemental Pension shall be determined by reference to the benefits payable to said person rather than by reference to the pension the Participant would have received had he lived. Said benefit will be paid to the surviving spouse. For this purpose, the Supplemental Pension under this Plan will commence as of the earliest date the Qualified Pre-retirement Survivor Annuity was available for payment under the Retirement Plan, and the offset for benefits under the Retirement Plan will be calculated as of said earliest date. That is to say, while a surviving spouse may elect to delay commencement of her benefit under the Retirement Plan, no such election is available under this Plan and the benefit and offset under this Plan will be calculated accordingly.

(g)	As provided in the Retirement Plan:

(1)	For Group A Participants, Credited Service is frozen as of December 31, 2013. (For Group B Participants, it was frozen as of December 31, 2005.)

(2)	A final determination of Final Average Earnings will be made in 2014. Monthly Earnings thereafter will be disregarded.

(3)	The Primary Social Security Benefit will be estimated as of December 31, 2013, using the Social Security Act as in effect on December 31, 2013.

(4)	Changes to the Code §415 limit effective after 2013 will be disregarded.

Section 6.    Alternative Forms of Payment.    In lieu of a monthly annuity, a Participant may elect to receive his or her benefit in the form of a lump sum under (a) of this section or in 120 monthly installments as provided in (b) of this section, subject to the following:

(a)	Lump Sum Option. A Participant may elect to receive a lump sum payment which is the Actuarial Equivalent of the benefit payable under Section 5. Such elections are subject to the following:

(1)
A Participant may make such an election on or before December 31, 2008. Such an election is irrevocable after December 31, 2008. A Participant who makes such election will receive his or her lump sum payment in whichever of the following months is later:

(A)	The twelfth month after the month in which his or her Separation from Service occurred.

(B)	The month following the month in which he or she attained age 55.

(2)	Lump sum elections made after 2008 are subject to the following requirements:

(A)
The election must be made not later than at least 12 months prior to the Participant’s Separation from Service. However, in the case of any Participant whose Separation from Service occurs prior to his attainment of age 55, the election may be made anytime prior to the Participant’s 54th birthday.

(B)
The lump sum will be paid in the month that is five years after the month in which the earliest payment would have been made to the Participant but for the election. For example, if a Participant makes a lump sum election on December 15, 2009, has a Separation from Service on February 15, 2011, and is eligible for a benefit under this Plan commencing as of March 1, 2011, but for the lump sum election, his monthly benefits under this Plan for March through September of 2011 would have been paid as of September 1, 2011, and his lump sum payment will be made during September, 2016.

(C)	The lump sum election is irrevocable.

(3)
The lump sum amount will be calculated as of the commencement date specified in Section 5(b) and is the Actuarial Equivalent of a life only pension commencing on said date. For this purpose, it will be assumed that the Participant’s benefit under the Retirement Plan and Regular SERP also are paid on a life-only basis commencing on the same date.

(4)	If a Participant who elected a lump sum payment dies after making the election but before receiving the lump sum payment, the lump sum will be paid to the Participant’s Beneficiary.

Such payment will be made on a date determined by the Company which shall not be later than December 31 of the Plan Year in which the Participant died. For this purpose, if the Participant’s death occurs in October, November, or December, as permitted by Code §409A, payment will be considered timely if made not later than the fifteenth day of the third month after the month in which the Participant died.

However, if a Participant makes a lump sum election after December 31, 2008, and dies within 12 months after making the election, as required by Code §409A, the lump sum election will be of no force or effect and no lump sum payment will be made. The restriction in the preceding sentence does not apply to lump sum elections made on or before December 31, 2008.

(5)	The lump sum amount payable in (4) will be the Actuarial Equivalent (as of the date the lump sum is paid) of the benefit the Participant would have received under this Plan if:

(A)	His Separation from Service occurred on the date of his death (or on his actual Separation from Service date, if earlier),

(B)	His benefit under the Plan began as of the first day of the month following such Separation from Service (but not before the first day of the month following his attainment of age 55), and

(C)	His benefit under this Plan, the Retirement Plan, and the Regular SERP was paid on a life only basis.

(6)	If an election is in effect pursuant to this subsection 6(a), the lump sum payment provisions of Section 8 will not be applicable.

(b)	120 Monthly Installment Option: During 2008 a Participant may elect to receive his or her monthly benefit in the form of 120 equal monthly payments, subject to the following:

(1)    Such an election must be made not later than December 31, 2008 and is     irrevocable after said date.

(2)
The monthly payments will commence as of the commencement date specified in Section 5(b) and will be the Actuarial Equivalent of a life only pension commencing on said date. For purposes of computing this amount, it will be assumed that the Participant’s benefit under the Retirement Plan and Regular SERP also are paid on a life only basis commencing the same date.

(3)
If the commencement date specified in Section 5(b) is earlier than the first day of the seventh month after the month in which the Participant’s Separation from Service occurred, payments for months prior to said seventh month will be withheld by the Company and paid in a lump sum during said seventh month.

(4)	If a Participant who elected 120 monthly installments under this subsection dies before all 120 installments have been paid:

(A)    If the Participant dies after attaining age 55, the remaining     installments will be paid to the Participant’s Beneficiary.

(B)
If the Participant dies before attaining age 55, the Actuarial Value of the Participant’s benefit will be paid to the Participant’s Beneficiary in a lump sum. Such payment will be made on a date determined by the Company which shall not be later than December 31 of the Plan Year in which the Participant died. For this purpose, if the Participant’s death occurs in October, November or December, as permitted by Code §409A, payment will be considered timely if made not later than the fifteenth day of the third month after the month in which the Participant died. The lump sum amount will be the

Actuarial Equivalent (as of the date the lump sum is paid) of the benefit the Participant would have received under this Plan if:

(A)	His Separation from Service occurred on the date of his death (or on his actual Separation from Service date, if earlier),

(B)	His benefit under the Plan began as of the first day of the month following such Separation from Service (but not before the first day of the month following his attainment of age 55), and

(C)	His benefit under this Plan, the Retirement Plan, and the Regular SERP was paid on a life only basis.

(c)	Any election under this section will be effective only if the Participant also elected the same form of payment under the Regular SERP.

Section 7.    Benefits Under this Plan and Senior SERP Must Be Paid in the Same Form. Any benefits payable to a Participant under the Senior SERP must be paid in the same form as his or her benefit under this Plan. For example, a Participant’s lump sum election under this Plan will also apply to any benefits payable under the Senior SERP. Similarly, if a Participant chooses a life and 10 years certain annuity, both plans will pay in that form.

Section 8.    Mandatory Cash-Out of Certain Benefits.

(a)	In any case where the sum of the following amounts is $100,000 or less, in lieu of monthly benefits, the Company shall pay a lump sum equal to the sum of said amounts:

(1)    The Actuarial Equivalent of the benefits payable under this Plan.

(2)	The Actuarial Equivalent of the benefits payable under the Senior SERP, if any.

The amounts in (1) and (2) shall be determined as of the first day of the seventh month following the month in which the Participant’s Separation from Service occurs and shall be paid during said seventh month.

(b)
In any case where the sum of the following amounts is $100,000 or less as of the date of a Participant’s death, in lieu of monthly benefits, the Company shall pay the Participant’s Beneficiary a lump sum death benefit equal to the sum of said amounts:

(1)    The Actuarial Equivalent of the death benefit payable under this Plan.

(2)	The Actuarial Equivalent of the death benefits payable under the Senior SERP, if any.

The amounts in (1) and (2) shall be determined as of the date of the Participant’s death. Payment will occur on a date determined by the Company which shall be not later than December 31 of the Plan Year in which the Participant’s death occurred. For this purpose, if a Participant’s death occurs in October, November, or December, as permitted by Code §409A, payment will be considered timely if made not later than the fifteenth day of the third month after the month in which the Participant’s death occurred.

(c)
If the $5,000 amount specified in Code §411(a)(11) (i.e. the maximum amount a qualified plan may require to be cashed out in lieu of annuity or installment distributions) is increased, the $100,000 amount in this section automatically will be increased to 20 times the new Code §411(a)(11) amount.

Section 9.    Interest on Delayed Payments.

(a)	Any lump sum payment will include interest (at the rate used under Section 2(a) to calculate the lump sum) from the date as of which the lump sum is calculated through the payment date.

(b)
Interest will also be paid on monthly benefits which are delayed due to the six month rule under Code §409A. For this purpose, the interest rate used will be the “applicable interest rate” under Code §417(e) for October immediately preceding the Plan Year in which benefits would have commenced but for the six-month delay.

Section 10.    Individual Agreements. Benefits provided by this Plan may be evidenced by individual employment agreements between the Company and individuals who are or may become eligible for such benefits. Benefits provided by the Plan will be paid to an individual regardless of whether those benefits are evidenced by an individual employment agreement.

Section 11.    Miscellaneous Provisions.

(a)
The Plan will be administered in behalf of the Company by the Committee. The Committee has discretionary authority to construe the terms of the Plan, and the Committee’s determinations shall be final and binding on all persons. The Committee may delegate all or any part of its administrative responsibilities to employees of the Company.

(b)
No Participant or Beneficiary shall have any right to assign, pledge, transfer or otherwise hypothecate this Plan or the payments hereunder, in whole or in part. Benefits under this Plan will not be subject to execution, attachment, garnishment or similar process.

(c)
This Plan constitutes the Company’s unconditional promise to pay the amounts which become payable pursuant to the terms hereof. A Participant’s rights are solely those of an unsecured creditor. This Plan does not give any Participant or beneficiary a security interest in any specific assets of the Company.

(d)	The Committee may in its sole discretion arrange for payment by a subsidiary of the Company of the amounts the Committee determines are attributable to service with that subsidiary.

(e)
This Plan or any Participation Agreement under the Plan shall not be construed as a contract of employment and does not restrict the right of the Company or any of its subsidiaries to discharge the Participant or the right of the Participant to terminate employment.

(f)	The provisions of the Plan shall be construed and enforced according to the laws of Wisconsin to the extent such laws are not preempted by ERISA.

(g)
This Plan shall be binding upon and for the benefit of the successors and assigns of the Company, whether by way of merger, consolidation, operation of the law, assignment, purchase or other acquisition of substantially all of the assets or business of the Company, and any such successor or assign shall absolutely and unconditionally assume all of the Company’s obligations hereunder.

(h)
In addition to any other applicable provisions of indemnification, the Company agrees to indemnify and hold harmless, to the extent permitted by law, each member of the Committee (collectively referred to herein as “Indemnitee”) against any and all liabilities, losses, costs or expenses (including legal fees) of whatsoever kind an nature which may be imposed on, reasonably incurred by or asserted against such person at any time by reason of such person’s services in connection with the Plan, but only if such person did not act dishonestly or in bad faith or in willful violation of the law or regulations under which such liability, loss, cost or expense arises. The Company shall have the right, but not the obligation, to select counsel and control the defense and settlement of any action against the Indemnitee for which the Indemnitee may be entitled to indemnification under this provision.

(i)	The Plan may be amended from time to time by the Board, subject to the following:

(1)
The Committee or the Chief Executive Officer of the Company also may amend the Plan, provided the amendment does not materially increase the cost of the Plan or the amount of benefits provided by the Plan.

(2)	In addition, the Board may delegate to the Committee or the Chief Executive Officer authority to approve amendments not falling with the scope of (1).

(3)
No amendment will have the effect of reducing a Participant’s aggregate benefit under this Plan and the Retirement Plan to less than the amount which would have been payable if the amendment had not occurred, said amount to be based solely on compensation and service prior to the effective date of the amendment.

(j)    Certain terms used in this Plan are defined in the Retirement Plan.

Section 12.    Change In Control. If a Change in Control occurs, than the Board or Committee may, without the consent of any Participant affected thereby, terminate the Plan and all substantially similar plans. Upon such termination, each Participant who has met the requirements of (a) or (b) as of the date the Plan is terminated will receive an immediate lump sum payment equal to the Actuarial Equivalent of his or her benefit under this Plan:

(a)
A Participant meets the requirements of this subsection (a) if he or she had a Separation from Service prior to the date the Plan is terminated under circumstances such that pursuant to Section 4, he or she is eligible for a benefit under this Plan.

(b)
A Participant who did not have a Separation from Service prior to the date the Plan is terminated meets the requirements of this subsection (b) if he or she would have been eligible pursuant to Section 4 for a benefit under this Plan if his or her Separation from Service had occurred immediately prior to the date the Plan is terminated.

Any such termination of the Plan must occur during the 1-month period preceding or the 12-month period following the Change in Control. The lump sum payments must be completed within 12 months after the Plan is terminated.